Exhibit 99.1

MediaNet Group Technologies Subsidiary Completes Software Purchase Agreement

- To Enhance Consumer-Centric Shopping Experience -

MARGATE, FL – November 3, 2009 -- MediaNet Group Technologies, Inc. (OTCBB: MEDG), and its Lenox Resources, LLC subsidiary, today announced that it has executed and completed a Software Purchase Agreement with MSC, Inc. for the purchase of its software platform for database tracking, monitoring, statistic tools and the widget known as CINCH and Connect. The purchase price of the software was $400,000 in cash paid at closing and two percent of the common stock of the Company. This transaction is non-dilutive to MediaNet Group’s existing common shareholders.

CINCH and Connect together comprise a unique system of integrated software tools and services for sales and marketing professionals to streamline training, sales, marketing and customer retention. CINCH is a client-side desktop application and personalized shopping assistant. CINCH assists customers by delivering one-click ease and security for access to online shopping by providing a two-way communications channel for personalized content and customer feedback controlled by the customer and without using a browser.

The web-based Connect system delivers a suite of communication tools to enable interactive customer relationship management (CRM) by connecting all CINCHs installed on customer and sales associate desktops. Connect empowers salespeople to connect with their customers and prospects via video streaming, email, interactive webinars, a private instant messaging channel and other web-based and multimedia marketing services. A parent organization can communicate with Connect to all its field sales teams and assist with marketing to customers, while customers can provide feedback directly to sales and the parent corporation alike. CINCH for smart phones is under development and will provide mobile access to the same powerful tools.

Kent Lee Holmstoel, Chairman and Chief Operating Officer of MediaNet Group Technologies, Inc. stated, “We are excited about the acquisition of CINCH/Connect as it enhances our overall business strategy of continuously offering our customers an easier, more convenient shopping experience. CINCH/Connect will enable us to market and target products and services based upon an individual customer’s interests and demands, ultimately producing higher sales conversions rates. Once integrated, the search, purchase and payment of a product will be completed without the individual ever opening their web browser.”

Mr. Holmstoel continued, “We have beta tested the CINCH/Connect technology with many of our DubLi.com customers and Business Associates and are gratified by the initial results. The CINCH/Connect software allows for greater communication with our customers in providing them the products and services they are looking to purchase.”

About MediaNet Group Technologies, Inc.:

MediaNet Group Technologies is comprised of the several subsidiaries including BSP Rewards, Inc., CG Holdings Limited, Lenox Resources, LLC, DubLi Network, and DubLi.com.

DubLi is a dynamic, growing and success-oriented online shopping company with its exciting and recognized global reverse auction and fun shopping house DubLi.com. Buyers get access to a wide variety of top brand-name products at the absolute lowest prices on the market. At the same time, DubLi Network offers people around the world a unique opportunity to generate extra income through their own lucrative part-time or full-time business. Today, DubLi Network is among the fastest growing companies within the direct sales industry in Europe and the USA.

The BSP Rewards subsidiary has developed the largest online mall and affinity program platform. BSP builds, brands, customizes proprietary loyalty/rewards/mall programs for clients and organizations and for a value added element layered onto debit and stored value cards. Companies and organizations enroll their members into the program and BSP cross-markets them to its entire database. The Company generates product purchases from over 1000 participating mall merchants, including the nation’s largest retailers as well as gift cards and a large discount catalog. With over 60 web malls already developed and in use, BSP Rewards currently serves more than 750,000 registered users. The Company offers affordable, immediate implementation, delivered as rich turnkey enterprise solutions for corporations interested in expanding their web presence and enhancing customer relations -- turning operational costs into profit centers. Current mall merchants include such merchants as Sears, Target, Walmart Macy’s, Office Depot, Bass Pro Shops, Best Buy, Budget and Chili’s.

# # #

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. MediaNet Group Technologies, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members.

Contacts:

MediaNet GroupTechnologies, Inc.

Kent Lee Holmstoel	Michael Hansen
Chairman and Chief Operating Officer	President and Chief Executive Officer
klh@dubli.com	mha@DubLi.com